SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2013

Natus Medical Incorporated
(Exact name of registrant as specified in its charter)

Delaware	000-33001	77-0154833
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Industrial Road, San Carlos, California 94070
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:	(650) 802-0400

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its December 27, 2013 meeting, the Compensation Committee of the Board of Directors of Natus Medical Incorporated (the “Company”) approved the base salaries and bonus program for the Company’s named executive officers (NEO) for the period beginning January 1, 2014 and ending December 31, 2014.  In addition, the Compensation Committee elected to change the date of the 2014 equity awards from the middle of the year, as had been done in the past, to the beginning of the year.

The Compensation Committee approved the base annual salary amounts set forth in the table below:

NEO	Salary
James B. Hawkins
President & Chief Executive Officer	$650,000

Jonathan A. Kennedy
Sr. Vice President Finance & Chief Financial Officer	$380,000

Austin F. Noll, III
Vice President and General Manager, Neurology	$295,000

Kenneth M. Traverso
Vice President and General Manager, Newborn Care	$295,000

D. Christopher Chung, M.D.
Vice President Medical Affairs, Quality and Regulatory	$267,000

The Compensation Committee also approved a cash bonus plan for executive officers of the Company for 2014. Cash bonuses may range from 50% to a maximum of 200% of the target amount.

The target bonus as a percentage of 2014 base salary is 100% for Mr. Hawkins, 65% for Mr. Kennedy, 50% for each of Messrs. Noll and Traverso, and 40% for Dr. Chung.

The target bonus is based on achievement of the following goals and weighting:

NEO	Minimum Threshold	Consolidated Revenue	Consolidated Pre-Tax Earnings	Specific Strategic Objectives	Business Unit Revenue	Business Unit Profitability
Mr. Hawkins Mr. Kennedy	Achieve at least 80% of consolidated pre-tax income contained in the 2014 Plan	20%	80%	--	--	--
Mr. Noll Mr. Traverso		15%	15%	20%	25%	25%
Dr. Chung		20%	60%	20%	--	--

The payment of any bonus remains subject to the discretion of the Compensation Committee and in determining the attainment of operational financial metrics the Committee expects to refer to the Company’s reported operating results as adjusted to eliminate the effects of any subsequent event not taken into account in establishing the 2014 Plan.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED

Date:	December 27, 2013	By:	/s/ Jonathan A. Kennedy
Jonathan A. Kennedy
Sr. Vice President and Chief Financial Officer